Board of Directors

Media General, Inc.

333 E. Franklin Street

Richmond, Virginia 23219

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 5, 2013, to the Board of Directors of Media General, Inc. (“Media General”) as Annex G to, and to the references thereto under the headings “Summary – Opinion of Stephens Inc., Financial Advisor to the Independent Members of Media General’s Board of Directors,” “The Transaction – Background of the Transaction,” “The Transaction – Media General’s Reasons for the Transaction and Recommendation of Media General’s Board of Directors” and “The Transaction – Opinion of Stephens, Inc., Financial Advisor to the Independent Members of Media General’s Board of Directors,” in Media General’s Registration Statement relating to the proposed business combination involving Media General and New Young Broadcasting Holding Co., Inc. (“Young”) to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Stephens Inc.
STEPHENS INC.

July 19, 2013